Exhibit 10.20

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Tintri, Inc. (“Company”) and Ken Klein (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Executive presently serves as the Company’s Chairman of the Board of Directors and Chief Executive Officer (“CEO”);

WHEREAS, Executive signed an employment agreement with the Company on October 4, 2013 (the “Employment Agreement”);

WHEREAS, Executive signed the Confidential Information and Invention Assignment Agreement with the Company on October 22, 2013 (the “Confidential Information Agreement”);

WHEREAS, Executive signed an Indemnification Agreement with the Company on June 26, 2017 (the “Indemnification Agreement”); and

WHEREAS, Executive has announced his intention to resign as the Company’s Chairman and CEO and resign his employment with the Company, each effective the day the Company’s new CEO begins employment with the Company (which date shall be no later than May 31, 2018) (the “Separation Date”) and continue serving in his current roles until such time.

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the Parties hereby agree as follows:

1.Resignation. Executive acknowledges and agrees that he will resign from his position as CEO effective as of the Separation Date, and similarly agrees that on the Separation Date he will resign his position as a director and Chairman of the Company’s Board of Directors, as well as from any and all other employee, officer, or director positions held at the Company or any of its subsidiaries. Executive also agrees to execute any necessary forms or other documents required to effect such resignation(s) as a matter of state, federal, or foreign law, including prior to the Separation Date. Executive acknowledges that nothing in this Agreement shall be deemed to affect his resignation or cessation of employment as an employee, officer, or director of the Company, and that his decision not to sign this Agreement (or to revoke it) will not serve to affect any such cessation or resignation of employment or director service.

2.Consideration. In consideration of Executive’s execution and non-revocation of this Agreement and the supplemental release attached hereto as Exhibit A ( “Supplemental Release”), and Executive’s fulfillment of all of its terms and conditions, the Company agrees to provide Executive with the following payments and benefits on and following the Separation Date:

(a)Stock Grant. Effective as of the last trading day prior to the Separation Date, the Company will grant Executive a restricted stock unit covering a number of shares of the Company’s common stock equal to (a) $600,000 divided by (b) the average closing trading price of a share of the Company’s common stock for the 10 trading days ending on (and including) the trading day prior to the grant date (“RSU Award”). The RSU Award will vest and settle effective as of the Supplemental Release Effective Date (as defined in Exhibit A), provided that (i) such date occurs no later than April 15, 2019 (and if it does not occur as of that date, the RSU Award shall be forfeited to the Company at no cost to the Company) and (ii) Executive must make arrangements satisfactory to the Company to satisfy in cash all applicable tax withholding obligations associated with the vesting and settlement of RSU Award and deliver such cash amounts to the Company no later than the Supplemental Release Effective Date. The RSU Award will be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and form of restricted stock unit agreement (except as specifically modified by this paragraph with respect to the method for satisfying the tax withholding obligations).

(b)COBRA. The Company shall reimburse Executive for the premium payments Executive makes for COBRA coverage for Executive and his eligible dependents for a period of twelve (12) months, or until Executive has secured comparable replacement health insurance coverage through another employer, whichever occurs first, provided Executive timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating Executive’s premium payments for COBRA coverage.

(c)Equity Awards. Prior to the Separation Date, Executive will continue to vest in his outstanding Company stock options and restricted stock units (the “Equity Awards”) subject to their current terms and conditions. Upon the Supplemental Release Effective Date, each of Executive’s then-outstanding Equity Awards will vest and, to the extent applicable, become exercisable, in an additional number of shares equal to that portion of such Equity Award that otherwise would have vested had Executive remained in service with the Company for an additional six (6) months following the Separation Date.  The vesting acceleration rights in this paragraph are conditioned upon the Separation Date and the Supplemental Release Effective Date occurring no later than October 15, 2018 (and if they do not occur by of that date, such vesting acceleration benefit will be forfeited). Any remaining Equity Awards that are not eligible to be vested (after taking into account the vesting acceleration benefits provided in this paragraph) will be forfeited to the Company at no cost to the Company as of the Separation Date. This Agreement acts as an amendment to the Equity Awards. Except as set forth in this paragraph, the Equity Awards will continue to be governed by the terms and conditions of the applicable plan and award agreement (collectively, the “Stock Agreements”), as each has been modified by this Agreement.

(d)Removal of Personal Emails from Company.  The Company agrees to work with Executive in good faith, and at a reasonable time and location, to permit Executive to remove his personal emails from the Company’s email system and servers, provided that Executive will endeavor in good faith to remove such emails both reasonably and expeditiously.

(e)Laptop Computer, Smart Phone, and Monitor.  The Company acknowledges that following the Separation Date, Executive may retain his Company laptop computer, smart phone, and monitor, provided that within five (5) business days of the Separation Date, he returns the laptop computer and smart phone to the Company so it can ensure the return of any Company information residing on those devices in a manner satisfactory to the Company (which may include imaging and restoring the devices to their original factory settings) before they are returned to Executive. The Company agrees to work with Executive in good faith, at a reasonable time and location, to permit Executive to retain copies of his personal files stored on those devices. Executive acknowledges and agrees that he will not delete any Company information without the Company’s written permission. In addition, Executive will cooperate with the Company to remove from the laptop computer any Company-licensed software the Company deems necessary to remove to comply with its licensing obligations.

(f)Attorneys’ Fees Reimbursed.  The Company shall, at Executive’s sole discretion, pay directly to Executive’s attorneys or reimburse Executive for the attorneys’ fees Executive reasonably incurs in connection with the negotiation of Executive’s separation from the Company and this Agreement up to a maximum of $5,000. Within ten (10) days following the Effective Date, Executive shall submit to the Company’s counsel an invoice reflecting the attorneys’ fees and costs incurred, and thereafter the Company shall pay this invoice within thirty (30) days following the Company’s receipt of the invoice.

(g)No Further Severance or Payments.  Except as explicitly set forth in this Agreement, Executive acknowledges and agrees that upon receipt of the consideration outlined in this paragraph, he is not entitled to receive any other severance compensation or benefits from the Company, including, but not limited to, any such severance that he may have otherwise been entitled to pursuant to the Employment Agreement. Executive hereby waives his right to receive any such severance not explicitly set forth in this Agreement. Executive further specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, that the amount paid is in excess of any disputed wage claim that Executive may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

3.Confidential Information. Executive shall remain bound by, and continue to comply with, his obligations, including the confidentiality requirements, under the Confidential Information Agreement (except as amended by paragraph 13 of this Agreement). Executive confirms that he will return all the Company property and confidential and proprietary information in his possession to the Company by the Separation Date.

4.Release of Claims. Executive agrees that the severance consideration set forth herein represents settlement in full of all outstanding obligations owed to Executive by the Company, and the severance terms set forth herein supersede any such terms in the Employment Agreement. Executive, on behalf of himself, and his respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its past, present, and future officers, agents, directors (and their related companies, firms, or entities), affiliates, employers, partners, partnerships, investors, attorneys, employees, shareholders, administrators, benefit plans, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Releasees”), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against any of the Releasees concerning any claim, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts, or facts that have occurred up until and including the Effective Date including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release extends to any severance obligations due to Executive under the Employment Agreement. This release does not extend to any obligations incurred under this Agreement, and nothing in this Agreement waives Executive’s rights to indemnification or any payments pursuant to the Indemnification Agreement, any fiduciary insurance policy or director or officer insurance policy, if any, the Company’s charter, bylaws, or operating agreements, or under applicable state or federal law. This release does not release claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as described in paragraph 11 below).

In exchange for the consideration provided herein, including employment through and including the Separation Date, as well as the releases provided herein, Executive hereby agrees to execute, within twenty-one (21) days following the Separation Date, the Supplemental Release attached hereto as Exhibit A. The Supplemental Release will bridge the gap and cover the time period from the Effective Date of this Agreement through the Separation Date; provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that become applicable. If Executive refuses to sign the Supplemental Release, or revokes such Supplemental Release, Executive shall be deemed to have failed to abide by the material terms of this Agreement, and the Company shall not be obligated to provide any of the consideration set forth in subparagraphs 1(a), 1(b), or 1(c), above.

5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Company’s General Counsel by close of business on the seventh day from the date that Executive signs this Agreement.

6.Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have under such code section, as well as under any statute or common law principles of similar effect.

7.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.Cooperation. Subject to paragraph 11 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance. Further, Executive hereby agrees, upon request by the Company, and to the extent reasonably necessary, to cooperate with, and provide assistance to, the Company in good faith with respect to any pending or future litigation, dispute, or investigation involving the Company, including, but not limited to, making himself available at a reasonable time and place to provide deposition testimony or otherwise consult with Company, its agents, and legal advisors, or investigators relating to any such litigation, dispute, or investigation, preserving and providing any information and documents as may be requested by the Company for such litigation, dispute, or investigation, providing truthful declaration testimony or executing other documentation as reasonably requested by the Company. Executive further agrees that Executive will not delete or destroy any information that Executive is obligated to preserve pursuant to any preservation request that Executive receives (or have already received) from the Company or its counsel, or pursuant to any court order about which the Company has given Executive notice. Further, Executive shall be free to cooperate fully with any government agency with respect to any inquiry or investigation it undertakes in connection with the Company, Executive’s employment with the Company, or the employment of any other Company employee.

10.Mutual Nondisparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  The Company agrees to refrain from any disparagement, defamation, libel, or slander of Executive.  Executive understands that the Company’s obligations under this paragraph shall extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or director of the Company.

11.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state, or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidential Information Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidential Information Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

13.Nonsolicitation.  Executive agrees that for a period of twelve (12) months immediately following the Effective Date, and to the fullest extent permissible under applicable law, Executive shall not (a) directly or indirectly solicit any of the Company’s employees or consultants to leave their employment or service at the Company; or (b) use any of the Company’s confidential and proprietary information to attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer, or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution, or other entity in competition with the business of the Company.  Executive understands and agrees that this paragraph shall supersede Section 8 of Executive’s Confidential Information Agreement.

14.Costs. Except as provided above in subparagraph 1(f), the Parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with this Agreement.

15.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16.Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (a) amendments to this Agreement; or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

17.Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

18.No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

19.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

20.Entire Agreement. This Agreement, together with Exhibit A, the Confidential Information Agreement (except as amended by paragraph 13 of this Agreement), and the Stock Agreements governing the Equity Awards (except as amended by paragraph 2 of this Agreement), represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company. Notwithstanding anything herein to the contrary, in the event that Executive’s employment with the Company is terminated without Cause or is terminated by Executive for Good Reason, in each case, prior to the Separation Date, then Section 5 of the

Employment Agreement shall remain in effect. Further, notwithstanding anything herein to the contrary, and for the avoidance of doubt, Section 8 of the Employment Agreement (“Limitation on Payments”) shall continue to remain in full force and effect.

21.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Company.

22.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

23.Confidentiality. To the fullest extent permissible under applicable law, the contents, terms, and conditions of this Agreement shall be kept confidential by Executive, except to the extent required by law.

24.Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties (“Effective Date”).

25.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a)They have read this Agreement;

(b)They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)They understand the terms and consequences of this Agreement and of the releases it contains;

(d)They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below,

Tintri, Inc.

Dated:	March 20, 2018	By:	/s/ Kieran Harty

Kieran Harty, Chief Technology Officer

Dated:	March 20, 2018	/s/ Ken Klein

   Ken Klein, an individual

EXHIBIT A

SUPPLEMENTAL RELEASE

This Supplemental Release (“Supplemental Release”) is made by and between Ken Klein (“Executive”) and Tintri, Inc., a Delaware corporation (“Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

In consideration for the mutual promises and consideration provided both herein and in the Release of Claims (the “Agreement”) between Executive and the Company, the Parties hereby extend such release and waiver to any claims that may have arisen between the Effective Date (as such term is defined in the Agreement) and Executive’s signature date below.

The undersigned Parties further acknowledge that all of the terms of the Agreement, including, but not limited to, 3 (Confidential Information), 4 (Release of Claims), 5 (Acknowledgment of Waiver of Claims under ADEA), and 6 (Civil Code Section 1542) shall apply to this Supplemental Release and are expressly incorporated herein.

Executive understands that this Supplemental Release shall be null and void if not executed by him within twenty-one (21) days following the Separation Date. Executive has seven (7) days after Executive signs this Supplemental Release to revoke it. This Supplemental Release will become effective on the eighth (8th) day after Executive signs this Supplemental Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Supplemental Release Effective Date”).

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

Tintri, Inc.

Dated:	April 2, 2018	By:	/s/ Tom Barton

Tom Barton, Chief Executive Officer and Director

Dated:	April 2, 2018	/s/ Ken Klein

Ken Klein, an individual